AMENDED AND RESTATED
MASTER LOAN AGREEMENT

67234.5

Loan No. 337158

AMENDED AND RESTATED
MASTER LOAN AGREEMENT

          THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”) is made as of the 4th day of October, 2006, between NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), whose mailing address is 10172 Linn Station Road, Louisville, Kentucky 40223, and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, whose mailing address is 720 E. Wisconsin Avenue, Milwaukee, WI 53202 (the “Lender”).

RECITALS

          WHEREAS, Northwestern is the owner of a certain Promissory Note executed by Borrower on March 7, 2005 in the original principal amount of Thirty Million Dollars ($30,000,000.00) (the “Note”);

          WHEREAS, on March 7, 2005 Northwestern and Borrower entered into a Master Loan Agreement (the “Original Master Loan Agreement”) which Original Master Loan Agreement is being amended and restated by this Amended and Restated Master Loan Agreement dated as of the date hereof; and

          WHEREAS, Borrower is now exercising its rights to a substitution of collateral property pursuant to the Original Master Loan Agreement, to substitute the Castle Creek Apartments and the Lake Clearwater Apartments, which property is more particularly described in this Agreement, for and in place of all of the existing properties that make up the collateral for the Loan (the “Substitution”), as further described in the Original Master Loan Agreement;

          AND WHEREAS, Northwestern has agreed to amend certain terms of the Original Master Loan Agreement.

          NOW THEREFORE, in consideration of the above and for other good and valuable consideration, Borrower and Lender hereby agree as follows:

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1.        Property Identification. The Note is secured by the Lien Instrument and Absolute Assignment encumbering the following Property (the “Property”):

(A)	the “Castle Creek Property” in Marion County, Indiana, as described in Exhibit A-1 attached hereto and hereby incorporated in this Agreement;

(B)	the “Lake Clearwater Property” in Marion County, Indiana, as described in Exhibit A-2 attached hereto and hereby incorporated in this Agreement;

as further described herein (hereinafter, the Castle Creek Property and the Lake Clearwater Property are each sometimes referred to as a “Project” and collectively as the “Projects”);

          “Loan Documents” means this Instrument, the Indiana Mortgage and Security Agreement of even date herewith between Borrower and Lender (the “Lien Instrument”), the Promissory Note dated March 7, 2005 by and between Borrower and Lender as amended by that certain First Amendment to Promissory Note of even date hereof (the “Note”), that certain Loan Application dated December 8, 2004 from Borrower to Lender and that certain acceptance letter issued by Mortgagee dated January 24, 2005 (together, the “Commitment”), that certain Indiana Absolute Assignment of Leases and Rents of even date herewith between Borrower and Lender (the “Absolute Assignment”), that certain Indiana Certification of Borrower of even date herewith, Limited Partnership Supplement dated contemporaneously herewith, any other supplements and authorizations required by Lender and any other agreement entered into or document executed by Borrower and delivered to Lender in connection with the indebtedness evidenced by the Note, except for that certain Indiana Environmental Indemnity Agreement of even date herewith given by NTS Realty Holdings Limited Partnership, a Delaware limited partnership, to Lender (the “Environmental Indemnity Agreement”), as any of the foregoing may be amended from time to time.

2.        Release and Substitution of Property: Upon Borrower’s prior written request and provided that there is no default in the terms and conditions of any of the Loan Documents, Borrower may upon not less than sixty (60) days prior written notice (the “Substitution Notice”), substitute a Project or Projects, (the “Substitute Project(s)”) for portions of the Property (up to a maximum of two (2) Projects currently subject to the Lien Instrument (the “Replaced Project” or the “Release Project(s)”) to be released from the lien of the Lien Instrument and replaced with Substitute Projects (the “Substitute Property”) subject to the following:

(A)	Payment of a nonrefundable service fee for each substitution to be submitted with each written Substitution Notice (i.e., Borrower’s request for release and substitution). For each Substitute Project, the service fee will be $25,000.00.

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(B)	Payment of a release fee equal to one percent (1.0%) of the Allocated Loan Amount as defined in Section 4 below, adjusted to reflect amortization of principal that has occurred since the date of the initial advance of funds by Lender. Notwithstanding the preceding, the release fee shall not exceed $100,000.00 per Project.

(C)	The property to be released (the “Release Project(s)”) shall consist of not less than one Project as defined in Section 4 below.

(D)	No more than two (2) substitutions or releases of collateral shall have been completed in the prior twelve (12) month period.

(E)	The Substitute Project is owned one hundred percent (100%) by Borrower, title to the Substitute Project(s) shall be satisfactory to Lender’s legal counsel, and the requirements set forth in the condition entitled Title Insurance contained in the Commitment, shall be met with respect to the Substitute Projects prior to closing on the release and substitution. A title policy, satisfactory to Lender, shall be issued to Lender insuring the interest of Lender to be a first and valid lien on the Substitute Project(s). The title policy shall contain a tie-in endorsement and as long as Borrower holds title to the Substitute Project(s), shall not contain a so-called Creditor’s Rights exception or other exception related to fraudulent conveyance. The cost of such title policy shall be borne by the Borrower. Lender shall receive a first lien on the Substitute Project(s), satisfactory to Lender. The date of delivery and recordation of the lien instrument for the Substitute Project(s) shall be the Substitution Date, and the transaction to permit a Substitute Project(s) to replace the Release Project(s) is sometimes referred to herein as a “Substitution”.

(F)	At least 30 days prior to closing on the release and substitution, Borrower shall furnish four copies of a recently certified as-built survey, complying with the requirements set forth in the condition entitled Survey contained in the Commitment with respect to the Substitute Project(s).

(G)	The physical and environmental condition of the Substitute Property shall be satisfactory to Lender in its sole and absolute discretion. Borrower shall prepay the estimated cost (to be determined by Lender) of the Consultant’s Report and Environmental Report. Said reports shall be satisfactory to Lender with respect to the Substitute Project(s) based on the requirements set forth in the conditions entitled Consultant Services and Environmental Engineer’s Report contained in the Commitment.

(H)	The Substitute Project(s) shall be acceptable to Lender in all respects, in Lender’s sole and absolute discretion. The Substitute Project(s) shall be similar projects

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(e.g., office, retail, medical office, office/warehouse, and/or garden apartments) at least equal to the Release Property in each of the following respects, as determined (to the extent applicable) by Lender in its sole and absolute discretion: (i) appraised value; (ii) stability of cash flow; (iii) tenant credit, quality, and diversification; and (iv) location quality and diversification.

(I)	The then current Net Income Available For Debt Service (as hereinafter defined) (the “NIADS”) for the Substitute Project (adjusted to reflect gross rental income based on the lower of the prior twelve month actual results or the current rent roll annualized; neither to exceed that which would be earned from the rental of ninety percent (90%) of the net rentable area of the Substitute Project(s)) shall be at least one hundred five percent (105%) of the then current NIADS of the Release Project(s) and the NIADS originally allocated to the Release Project(s) at the Loan Closing Date (as defined in the Commitment).

(J)	The Substitute Project(s) shall meet all of the conditions to closing set forth herein as if said Substitute Project(s) were part of the original security for the Indebtedness.

(K)	Borrower shall deliver such amendments and reaffirmations of the Loan Documents executed by Borrower as Lender may require to effectuate the substitution of the Substitute Project(s) for the Release Project(s). Upon completion of the Substitution, the Substitute Project(s) shall be included in this instrument and the Release Project(s) shall be released; and

(L)	Lender shall receive an update to the legal opinion(s) required under the condition entitled Legal Opinions contained in the Commitment with respect to the Substitute Project(s) and the amendments and reaffirmations referenced in subsection (K) above. Upon completion of the Substitution, the Substitute Project(s) shall be included in this instrument and the Release Project(s) shall be released

3.        Partial Release. Upon Borrower’s written request, up to one (1) releases (the “Release” or “Releases”) for the release of up to one (1) Project (in the aggregate) shall be allowed under this instrument at any time during the term of the Note, provided no Event of Default (as defined in the Lien Instrument) has occurred and is continuing. These Releases shall be subject to the following terms and conditions:

A.	Payment of a release fee equal to $25,000.00 per Project released (or to be released);

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B.	Each Release shall consist of not less than one entire Project and, in all instances, shall consist of entire Projects (not portions thereof); and

C.	Payment to Lender toward the unpaid principal balance of the Note, an amount equal to:

the then unpaid principal balance of the portion of the Note allocated to the Project(s) being released multiplied by One Hundred Ten Percent (110%).

Said payment shall be applied to the Promissory Note.

D.	For any Release, payment to Lender of a prepayment fee on such principal prepaid calculated in the manner set forth in the Note. Said payment shall be applied to the Promissory Note evidencing the Indebtedness, as Lender may determine.

E.	Debt Service Coverage (as hereinafter defined) immediately following the partial release and payment required under this Condition shall equal or exceed 1.40X Debt Service Coverage using then current underwriting. The Debt Service Coverage will be calculated on an amortizing basis whether or not amortization is actually required on the Indebtedness at the time of the release.

F.	No more than one Release per twelve (12) month period will be allowed.

G.	Borrower furnishing Lender, at Borrower’s sole cost, with a partial release title endorsement and/or title update in a form satisfactory to Lender.

4.        Property/Project Allocated Loan Amount. The following schedule allocates Note proceeds to the Projects/Properties:

PROPERTY/ PROJECT NAME	ORIGINAL ALLOCATED LOAN AMOUNT	ALLOCATED PERCENTAGE

Lake Clearwater Property -	$13,301,936.00	45.76%
Indianapolis, Indiana

Castle Creek Property -	$15,767,746.00	54.24%
Indianapolis, Indiana

Totals	$29,069,682.00	100.00%

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5.        Prohibition on Transfer/One-Time Transfer. The present ownership and management of the Property is a material consideration to Lender in making the loan secured by the Lien Instrument, and, except as specifically permitted hereunder, Borrower shall not (i) convey title to all or any part of the Property, (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed) title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property (“Contract to Convey”) or (iii) cause or permit a Change in the Proportionate Ownership (as hereinafter defined) of Borrower. Any such conveyance, entering into a Contract to Convey or Change in the Proportionate Ownership of Borrower shall constitute a default under the terms of the Lien Instrument.

          For purposes of this instrument, a “Change in the Proportionate Ownership” means in the case of a corporation, a change in, or the existence of a lien on, the ownership of the voting stock of such corporation; in the case of a trust, a change in, or the existence of a lien on, the beneficial ownership of such trust; in the case of a limited liability company, a change in the ownership of, or the existence of a lien on, the limited liability company interests of such limited liability company; in the case of a partnership, a change in the ownership of, or the existence of a lien on, the partnership interests of such partnership.

          The continuing ownership and influence of J.D. Nichols and Brian F. Lavin is an important factor to Lender. Accordingly, notwithstanding the above but subject to the proviso set forth below, Lender shall not consider a change in the limited partners of Borrower and/or the existence of a lien on a limited partnership interest to be a Change in the Proportionate Ownership of Borrower; provided, however, that Lender shall consider a change in or a lien on the limited partnership interests held by J.D. Nichols, Brian F. Lavin, the Nichols Family (as defined below) or the Lavin Family (as defined below) to be a Change in the Proportionate Ownership of Borrower. Further, notwithstanding the foregoing, Lender shall not withhold its consent to a Change in the Proportionate Ownership of Borrower provided that the change consists solely of a transfer of ownership interests in the Borrower to or among the following:

(i)	the Nichols Family;
(ii)	the Lavin Family; and/or
(iii)	the then current employees (at the time of any such transfer of ownership interest in the Borrower) of;

(a)	Borrower; and/or
(b)	NTS Development Company, a Kentucky corporation, for so long as NTS Development Company continues to act as the management company for the Property;

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provided, however, that the following is true immediately after such transfer and continues to be true at all times thereafter:

(I)   J.D. Nichols, Brian F. Lavin, the Nichols Family and/or the Lavin Family continue to own, directly or indirectly, greater than a 51% minimum lien-free interest in NTS Realty Capital, Inc., a Delaware corporation and NTS Realty Capital, Inc., a Delaware corporation is the managing general partner of Borrower

(II)   J. D. Nichols, Brian F. Lavin, the Nichols Family and/or the Lavin Family continue to own, directly or indirectly, greater than a 51% minimum lien-free interest in NTS Realty Partners, LLC, a Delaware limited liability company; and

(III) there are no other general partners of Borrower other than NTS Realty Capital, Inc. and NTS Realty Partners, LLC.

For purposes hereof, the “Nichols Family” shall meanJ. D. Nichols, his/her spouse, his/her descendants and their spouses, any trusts or estates for the benefit of said parties, and any entities owned and controlled (ownership and voting interests in excess of 51%) by said parties.

For purposes hereof, the “Lavin Family” shall mean Brian F. Lavin, his/her spouse, his/her descendants and their spouses, any trusts or estates for the benefit of said parties, and any entities owned and controlled (ownership and voting interests in excess of 51%) by said parties.

            Notwithstanding the above, provided there is then no default in the terms and conditions of any Loan Document and upon the prior written request from Borrower, Lender shall not withhold its consent to a one-time transfer of all but not less than all of the Property, provided:

(i)	The Property shall have achieved Debt Service Coverage (as hereinafter defined) of at least 1.40X for the last full fiscal year and there are no junior liens on the Property;

(ii)	The transferee or an owner of the transferee (the “Creditworthy Party”) has a net worth determined in accordance with generally accepted accounting principles of at least $100 million with cash and cash equivalents of at least $5 million after funding the equity needed to close the purchase and a minimum overall real estate portfolio debt service coverage ratio of 1.30X for the prior 12 month period.

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(iii)	The transferee or the Creditworthy Party is experienced in the ownership and management of at least 1,000 units of apartment buildings;

(iv)	Neither the transferee nor the Creditworthy Party is subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings and is not a current or past litigant, plaintiff or defendant in any suit brought against or by Lender;

(v)	Pursuant to written documents prepared by and satisfactory to Lender, the transferee assumes and the Creditworthy Party guarantees all the obligations and liabilities of Borrower under the Loan Documents, whether arising prior to or after the date of the transfer of the Property, and Lender receives a satisfactory enforceability opinion with respect thereto from counsel approved by Lender; provided, however, that if an environmental report in a form satisfactory to Lender has been obtained prior to the transfer, then and in such event the transferee and Creditworthy Party shall not be obligated to guarantee the obligations and liabilities under the Environmental Indemnity Agreement by and between Lender and Borrower and dated as of the date hereof, arising prior to the date of the transfer.

(vi)	The Creditworthy Party executes Lender’s then current form of Guarantee of Recourse Obligations, the Creditworthy Party and the transferee execute Lender’s then current form of Environmental Indemnity Agreement, and Lender receives a satisfactory enforceability opinion with respect to the foregoing from counsel approved by Lender;

(vii)	An environmental report, which meets Lender’s then current requirements and is updated to no earlier than 90 days prior to the date of transfer, is provided to Lender at least 30 days prior to the date of transfer and is satisfactory to Lender at the time of transfer;

(viii)	Borrower (i) shall remain liable under the Environmental Indemnity Agreement except for acts or occurrences after the date of transfer of the Property; and (ii) shall, except as provided in (i), be released from all obligations and liabilities under the Loan Documents;

(ix)	Lender receives an endorsement to its policy of title insurance, satisfactory to Lender, insuring Lender’s lien on the Property as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Lender;

(x)	Pursuant to a written document prepared by and satisfactory to Lender, the transferee (i) acknowledges that, in furtherance and not in limitation of

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clause (v) above, it shall be bound by the representation and warranty contained in the Condition in the Lien Instrument entitled “Business Restriction Representation and Warranty” and (ii) certifies that such representation and warranty is true and correct as of the date of transfer and shall remain true and correct at all times during the term of the Note; and

(xi)	The outstanding balance of the Indebtedness at the time of the transfer is not more than 58% of the gross purchase price of the Property.

          If the transferee shall satisfy the financial requirements set forth in subparagraph (ii) above, all references to the Creditworthy Party in clauses (iii) through (vi) above shall be deemed deleted.

          Notwithstanding any other language contained herein, Borrower and Lender agree that the underlying ownership structure of a particular transferee may cause Lender to determine that the definition of Change in the Proportionate Ownership of such transferee does not adequately address Lender’s underlying ownership concerns for such transferee, and accordingly, Lender reserves the right to amend the definition of Change in the Proportionate Ownership as it applies to a particular transferee.

          If Borrower shall make a one-time transfer pursuant to the above conditions, Lender shall be paid a fee equal to one-half of one percent (.5%) of the then outstanding balance of the Note at the time of transfer. The fee shall be paid on or before the closing date of such one-time transfer. At the time of such transfer, no modification of the interest rate or repayment terms of the Note will be required.

          No subsequent transfers of the Property shall be allowed and no Change in the Proportionate Ownership of transferee shall be allowed without Lender’s prior written consent.

          “Debt Service Coverage” means a number calculated by dividing Net Income Available for Debt Service (as hereinafter defined) for a fiscal period by the debt service during the same fiscal period under all indebtedness (including the Indebtedness) secured by any portion of the Property. For purposes of the preceding sentence, “debt service” means the actual debt service due under all indebtedness secured by any portion of the Property based upon an amortization schedule which is the shorter of the actual amortization schedule or 25 years (whether or not amortization is actually required) and, if an accrual loan, as if interest and principal on such indebtedness were due monthly.

          “Net Income Available for Debt Service” means net income (prior to giving effect to any capital gains or losses and any extraordinary items) from the Property, determined in accordance with generally accepted accounting principles, for a fiscal period plus (to the extent deducted in determining net income from the Property) the following:

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A)	interest on indebtedness secured by any portion of the Property for such fiscal period;

B)	depreciation, if any, of fixed assets at or constituting the Property for such fiscal period;

C)	amortization of costs incurred in connection with any indebtedness secured by any portion of the Property; and

less the following:

D)	an amount (positive or negative) to offset any rent averaging adjustment resulting from adherence to FASB-13;

E)	a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $400.00 per unit per annum;

F)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would have been earned from the rental of 93% of the gross leaseable area in the Property;

G)	the amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

H)	the amount, if any, by which the actual real estate taxes are less than $1.227 per unit per square foot per annum; and

I)	the amount, if any, by which total actual operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $2,685.00 per unit per annum.

                    All adjustments to net income referenced above shall be calculated in a manner satisfactory to Lender.

6.        Application of Insurance Proceeds. Borrower agrees to keep the Property insured for the protection of Lender and Lender’s wholly owned subsidiaries and agents in such manner, in such amounts and in such companies as Lender may from time to time approve, and to keep the policies therefor, properly endorsed, on deposit with Lender, or at Lender’s option, to keep certificates of insurance (Acord 28 or 27 for all property insurance and Acord 25 for all liability insurance) evidencing all insurance coverages required hereunder on deposit with Lender, which certificates shall provide at least thirty (30) days notice of cancellation to Lender and shall list Lender as the certificate holder;

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that insurance loss proceeds from all property insurance policies, whether or not required by Lender (less expenses of collection) shall, at Lender’s option, be applied on the Indebtedness, whether due or not, or to the restoration of the Property, or be released to Borrower, but such application or release shall not cure or waive any default under any of the Loan Documents. If Lender elects to apply the insurance loss proceeds on the Indebtedness, no prepayment privilege fee shall be due thereon.

          Notwithstanding the foregoing provision, Lender agrees that if the insurance loss proceeds are less than the unpaid principal balance of the Note attributable to the applicable Projects and based upon the Allocated Loan Percentages and if the casualty occurs prior to the last eighteen (18) months of the term of the Note, then the insurance loss proceeds (less expenses of collection) shall be applied to restoration of the applicable Project to its condition prior to the casualty, subject to satisfaction of the following conditions:

(a)	There shall be no existing Event of Default at the time of casualty, and if there shall occur any Event of Default after the date of the casualty, Lender shall have no further obligation to release insurance loss proceeds hereunder.

(b)	The casualty insurer has not denied liability for payment of insurance loss proceeds as a result of any act, neglect, use or occupancy of the Property by Borrower.

(c)	Lender shall be satisfied that all insurance loss proceeds so held, together with supplemental funds to be made available by Borrower, shall be sufficient to complete the restoration of a Project. Any remaining insurance loss proceeds may, at the option of Lender, be applied on the Indebtedness, whether or not due, or be released to Borrower.

(d)	If required by Lender, Lender shall be furnished a satisfactory report addressed to Lender from an environmental engineer or other qualified professional satisfactory to Lender to the effect that no adverse environmental impact to a Project resulted from the casualty.

(e)	Lender shall release casualty insurance proceeds as restoration of a Project progresses provided that Lender is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Monetary Default (as defined in the Lien Instrument) under the Loan Documents and no Non-Monetary Default (as defined in the Lien Instrument) with respect to which Lender shall have given Borrower notice pursuant to the Notice of Default provision herein. If the estimated cost of restoration exceeds $250,000.00, (i) the drawings and specifications for the

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restoration shall be approved by Lender in writing prior to commencement of the restoration, and (ii) Lender shall receive an administration fee equal to 1% of the cost of restoration.

(f)	Prior to each release of funds, Borrower shall obtain for the benefit of Lender an endorsement to Lender’s title insurance policy insuring Lender’s lien as a first and valid lien on the Project subject only to liens and encumbrances theretofore approved by Lender.

(g)	Borrower shall pay all costs and expenses incurred by Lender, including, but not limited to, outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Borrower.

(h)	All reciprocal easement and operating agreements benefiting the Property, if any, shall remain in full force and effect between the parties thereto on and after restoration of a Project.

(i)	Lender shall be satisfied that Projected Debt Service Coverage (as hereinafter defined) of at least 1.0 will be produced from the leasing (at the applicable Project) of not more than 80.5% of the rentable area to former tenants or approved new tenants with leases satisfactory to Lender for terms of at least one year to commence not later than (30) days following completion of such restoration (“Approved Leases”).

(j)	All leases in effect at the time of the casualty with tenants who have entered into a non-disturbance and attornment agreement or similar agreement with Lender shall remain in full force and Lender shall be satisfied that restoration can be completed within a timeframe such that each tenant thereunder shall be obligated, or each such tenant shall have elected, to continue the lease term at full rental (subject only to abatement, if any, during any period in which the Property or a portion thereof shall not be used and occupied by such tenant as a result of the casualty).

          “Projected Debt Service Coverage” means a number calculated by dividing Projected Operating Income Available for Debt Service (as hereinafter defined) for the first fiscal year following restoration of the Property by the debt service during the same fiscal year under all indebtedness secured by any portion of the Property. For purposes of the preceding sentence, “debt service” means the greater of (x) debt service due under all such indebtedness during the first fiscal year following completion of the restoration of the Property or (y) debt service that would be due and payable during such fiscal year if all such indebtedness were amortized over 25 years (whether or not amortization is actually required) and if interest on such indebtedness were due as it accrues at the face

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rate shown on the notes therefor (whether or not interest payments based on such face rates are required).

          “Projected Operating Income Available for Debt Service” means projected gross annual rent from the Approved Leases at the applicable Project or at the entire Property, as the case may be, for the first full fiscal year following completion of the restoration of the Property less:

(A)	The operating expenses of the applicable Project or at the entire Property, as the case may be, for the last fiscal year preceding the casualty and

(B)	the following:

(i)	a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $400.00 per sq. ft. of gross leaseable area in the Property per annum;

(ii)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 80.5% of the gross leaseable area in the applicable Project or the Property, as the case may be;

(iii)	the amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

(iv)	the amount, if any, by which the actual real estate taxes are less than $1,227.00 per unit per annum; and

(v)	the amount, if any, by which total actual operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $2,684 per unit per annum.

          All projections referenced above shall be calculated in a manner satisfactory to Borrower.

7.        Condemnation. Borrower hereby assigns to Lender (i) any award and any other proceeds resulting from damage to, or the taking of, all or any portion of the Property, and (ii) the proceeds from any sale or transfer in lieu thereof (collectively, “Condemnation Proceeds”) in connection with condemnation proceedings or the exercise of any power of eminent domain or the threat thereof (hereinafter, a “Taking”); if the Condemnation Proceeds are less than the unpaid principal balance of the Note allocated to the Projects (based on the Allocated Loan Percentage) and such damage or Taking occurs prior to the last eighteen (18) months of the term of the Note, such Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition, or the

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functional equivalent of its condition prior to the Taking, subject to the conditions set forth above in the section entitled “Application of Insurance Proceeds” and subject to the further condition that restoration or replacement of the improvements at the Projects to their functional and economic utility prior to the Taking be possible. Any portion of such award and proceeds not applied to restoration shall, at Lender’s option, be applied on the Indebtedness, whether due or not, or be released to Borrower, but such application or release shall not cure or waive any default under any of the Loan Documents. If Lender elects to apply the Condemnation Award to the prepayment of the Note, no prepayment shall be due on such prepayment unless the same was collected as part of the Condemnation Award.

8.        Cross Default. A Default under any Lien Instrument or any other Loan Documents shall constitute a Default under all Loan Documents. Borrower acknowledges that the Lien Instrument secures the entire Loan. Lender shall, however, make appropriate allocations to specific Projects as necessary to reduce the impact of any intangible tax provided that the Lien Instrument shall contain an acceptable cross-default provision and secure a portion of the Loan which is satisfactory to Lender in its sole discretion.

9.         This Agreement, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of Kentucky.

IN WITNESS WHEREOF, this instrument has been executed by Borrower and Lender as of the day and year first above written, under seal.

NTS REALTY HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:   NTS REALTY CAPITAL, INC., a Delaware
        corporation, it managing general partner

        By:   /s/ Gregory A. Wells
        Name: Gregory A. Wells
Title: Executive Vice President

(Signatures continued on following page)

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(Signatures continued from previous page)

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY, a Wisconsin
corporation

By:   Northwestern Investment Management
        Company, LLC, a Delaware limited
        liability company, its wholly-owned
        affiliate and authorized representative

        By:   /s/ Thomas D. Zale
                Thomas D. Zale, Managing Director

        Attest:  /s/ Anthony D.Polston
            Anthony D. Polston, Assistant Secretary

(corporate seal)

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EXHIBIT “A-1"

PROPERTY DESCRIPTION

CASTLE CREEK

Real property in the City of Indianapolis, County of Marion, State of Indiana, described as follows:

A part of the Southeast Quarter of Section 16, Township 17 North, Range 4 East, in Marion County, Indiana, more particularly described as follows:

Commencing at the Southeast Corner of the aforementioned Quarter Section; running thence North 00 degrees 13 minutes 38 seconds East along the East line thereof, a distance of 1646.368 feet to the Point of Beginning of the real estate described herein; continuing thence along the same line a distance of 1000.00 feet to the Northeast Corner thereof; running thence South 89 degrees 59 minutes 06 seconds West along the North line thereof a distance of 473.854 feet to a point on the centerline of Allisonville Road, said point being on a curve concave Southeast having a radius of 14,317.17 feet; running thence Southeasterly along said centerline curve an arc distance of 818.499 feet to the point of tangency of said curve, said arc being subtended by a long chord having a bearing of South 23 degrees 05 minutes 45 seconds West and a length of 818.382 feet; running thence South 21 degrees 27 minutes 29 seconds West tangent to the last described curve a distance of 274.992 feet; running thence North 89 degrees 25 minutes 53 seconds East parallel to the South line thereof, a distance of 891.558 feet to the Point of Beginning.

Except that part conveyed to the Consolidated City of Indianapolis by a Deed recorded May 21, 1986 as Instrument No. 86-42824 in the Office of the Recorder of Marion County, Indiana, described as follows:

A part of the Southeast Quarter of Section 16, Township 17 North, Range 4 (9 by Deed) East, Marion County, Indiana, described as follows:

Commencing at the Southeast Corner of said Section; thence North 0 degrees 11 minutes 58 seconds East (assumed bearing) 2600.42 feet along the East line of said Section to the Point of Beginning of this description; thence South 89 degrees 57 minutes 36 seconds West 25.18 feet; thence South 89 degrees 59 minutes 48 seconds West 375.00 feet; thence South 50 degrees 53 minutes 29 seconds West 31.74 feet; thence South 24 degrees 22 minutes 02 seconds West 99.48 feet; thence South 32 degrees 32 minutes 16 seconds West 100.65 feet; thence South 21 degrees 31 minutes 43 seconds West 398.30 feet; thence South 14 degrees 22 minutes 59 seconds West 75.27 feet; thence South 26 degrees

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39 minutes 01 seconds West 225.37 feet; thence South 18 degrees 36 minutes 38 seconds West 124.19 feet to the South line of the Owner’s land; thence South 89 degrees 31 minutes 03 seconds West 22.86 feet along said South line to the Eastern boundary of Allisonville Road; thence North 21 degrees 28 minutes 23 seconds East 259.03 feet along said Eastern boundary; thence Northeasterly 816.332 feet along an arc to the right and having a radius of 14,278.94 feet and subtended by a long chord having a bearing of North 23 degrees 06 minutes 40 seconds East and a length of 816.21 feet along the Southeastern boundary of Allisonville Road to the South boundary of East 91st Street; thence South 89 degrees 59 minutes 48 seconds East 433.35 feet along said South boundary to the East line of said Section; thence South 0 degrees 11 minutes 58 seconds West 33.48 feet along said East line to the Point of Beginning.

APN:  8049966

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EXHIBIT “A-2"

PROPERTY DESCRIPTION

LAKE CLEARWATER

Real property in the City of Indianapolis, County of Marion, State of Indiana, described as follows:

Parcel I-(Fee)

A part of the Southwest Quarter of Section 17, Township 17 North, Range 4 East and a part of the Northwest Quarter of Section 20, Township 17 North, Range 4 East located in Washington Township, Marion County, Indiana, being bounded as follows:

Commencing at the Southeast Corner of the Southwest Quarter of Section 20, Township 17 North, Range 4 East; thence North 00 degrees 07 minutes 10 seconds East (assumed bearing) 2,650.77 feet along the East line of said Southwest Quarter to its Northeast Corner and the Southeast Corner of the Northwest Quarter of said Section 20; thence North 00 degrees 17 minutes 57 seconds East 1,026.00 feet along the East line of said Northwest Quarter to the centerline of East 82nd Street; thence North 00 degrees 17 minutes 57 seconds East 101.27 feet along the East line of said Northwest Quarter to the Southeastern Corner of the 12.976 acre tract recorded as Exhibit “A” of Instrument Number 92-123840 in the Office of the Marion County Recorder (the following six (6) courses are along the boundary of said 12.976 acre tract); 1) thence continuing North 00 degrees 17 minutes 57 seconds East along the East line of said Northwest Quarter 283.96 feet to the point Of beginning of the “Agreement Line” se out in Agreement to Establish Property Line and Quitclaim Deed recorded as Instrument No. 85-69537 in the Office of the Marion County Recorder; 2) thence North 88 degrees 54 minutes 58 seconds East along said “Agreement Line” 26.01 feet; 3) thence North 00 degrees 17 minutes 57 seconds East parallel with the East line of said Northwest Quarter 125.40 feet; 4) thence North 23 degrees 51 minutes 51 seconds East 84.04 feet; 5) thence North 41 degrees 08 minutes 09 seconds West 187.79 feet; 6) thence North 66 degrees 08 minutes 09 seconds West 429.23 feet; thence North 23 degrees 03 minutes 16 seconds East along the boundary of said 12.976 acre tract and its Northeasterly extension 317.22 feet to the Western Corner of the 5.222 acre tract recorded as Exhibit “A” of Instrument No. 94-138601 in the Office of the Marion County Recorder, said point also being the Point Of Beginning of this description; thence continuing North 23 degrees 03 minutes 16 seconds East along the Northwestern line of said 5.222 acre tract 625.73 feet to the Northern corner of said 5.222 acre tract, said point lying on a non-tangent curve being concave to the South, said point lying North 23 degrees 11 minutes 30 seconds East 510.50 feet from the radius point of said curve, said point also located on the Southern boundary of the

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34.537 acre tract recorded as Exhibit “A” of Instrument No. 94-138596 in the Office of the Marion County Recorder (the following seven (7) courses are along the boundary of said 34.537 acre tract; 1) thence Northwesterly, Westerly and Southwesterly along said curve 613.12 feet to a point, said point lying North 45 degrees 37 minutes 20 seconds West 510.50 feet from the radius point of said curve; 2) thence South 50 degrees 45 minutes 00 seconds West 248.92 feet to a point on a non-tangent curve being concave to the Northwest, said point lying South 43 degrees 40 minutes 00 seconds East 694.50 feet from the radius point of said curve; 3) thence Southwesterly and Westerly along said curve 343.56 feet to a point, said point lying South 15 degrees 19 minutes 25 seconds East 694.50 feet from the radius point of said curve; 4) thence South 70 degrees 00 minutes 00 seconds West 276.86 feet; 5) thence South 25 degrees 00 minutes 00 seconds West 31.82 feet; 6) thence South 70 degrees 00 minutes 00 seconds West 40.00 feet; 7) thence South 17 degrees 00 minutes 00 seconds West 2.04 feet to the Northern Corner of the 0.495 acre tract recorded in Instrument No. 92-123837 in the Office of the Marion County Recorder; thence South 66 degrees 08 minutes 09 seconds East along the Northeastern line of said 0.495 acre tract 335.82 feet to the Eastern Corner of said 0.495 acre tract, said point being on the Northwestern line of the 0.049 acre tract recorded in Instrument No. 92-123837 in the Office of the Marion County Recorder; thence North 23 degrees 51 minutes 51 seconds East along said Northwestern line 18.15 feet to the Northern Corner of said 0.049 acre tract; thence South 66 degrees 08 minutes 09 seconds East along the Northeastern line of said 0.049 acre tract 15.50 feet to a point on a non-tangent curve being concave to the Southeast, said point lying North 66 degrees 08 minutes 09 seconds West 110.58 feet from the radius point of said curve; thence Northeasterly and Easterly along said curve 96.50 feet to its Point of Tangency said Point of Tangency lying North 16 degrees 08 minutes 09 seconds West 110.58 feet from the radius point of said curve; thence North 73 degrees 51 minutes 51 seconds East 72.95 feet to the Point of Curvature of a curve being concave to the South, said Point of Curvature lying North 16 degrees 08 minutes 09 seconds West 236.66 feet from the radius point of said curve; thence Easterly along said curve 97.75 feet to its Point of Tangency, said Point of Tangency lying North 07 degrees 31 minutes 43 seconds East 236.66 feet from the radius point of said curve; thence South 82 degrees 28 minutes 17 seconds East 83.71 feet to the Point of Curvature of a curve being concave to the North, said Point of Curvature lying South 07 degrees 31 minutes 43 seconds West 211.25 feet from the radius point of said curve; thence Easterly along said curve 92.11 feet to its Point of Tangency, said Point of Tangency lying South 17 degrees 27 minutes 17 seconds East 211.25 feet from the radius point of said curve; thence North 72 degrees 32 minutes 43 seconds East 250.92 feet to the Point of Curvature of a curve being concave to the South, said Point of Curvature lying North 17 degrees 27 minutes 17 seconds West 100.60 feet from the radius point of curve; thence Easterly and Southerly along said curve 72.16 feet to its Point of Tangency, said Point of Tangency lying North 23 degrees 38 minutes 34 seconds East 100.60 feet from the radius point of said curve; thence South 66 degrees 21 minutes 26 seconds East 78.20 feet to the Point Of Beginning.

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Parcel II-(Easement)

A Non-exclusive “Office Access Easement” for Ingress and Egress and a Non-exclusive “Shopping Center Access Easement” for Ingress and Egress as set out in a Declaration and Grant of Easements recorded October 2, 1990 as Instrument No. 90-102836, as modified by an Amendment recorded September 21, 1992 as Instrument No. 92-123038, further modified by a Second Amendment recorded September 9, 1994 as Instrument No. 94-138597, and as last amended by a Third Amendment recorded January 15, 1998 as Instrument No. 98-7393, all in the Office of the Recorder of Marion County, Indiana.

Parcel III-(Easement)

A Non-exclusive Easement for Ingress, Egress and Utilities as set out in a Declaration and Grant of Easements recorded September 9, 1994 as Instrument No. 94-138600 in the Office of the Recorder of Marion County, Indiana.

Parcel No.: 8060873 (fee simple parcel only)

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